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                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                          --------------------

                                FORM 8-K

                             CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  April 13, 2005

                            Adams Golf, Inc.
           (Exact Name of Registrant as Specified in Charter)

          Delaware                  000-24583            75-2320087
(State or Other Jurisdiction      (Commission          (IRS Employer
     of Incorporation)            File Number)      Identification No.)

        300 Delaware Avenue, Suite 572
            Wilmington, Delaware                              19801
   (Address of Principal Executive Offices)                 (Zip Code)



   Registrant's telephone number, including area code: (302) 427-5892

                              Not Applicable
     (Former Name or Former Address, if Changed Since Last Report


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [   ]     Written communications pursuant to Rule 425 under the
               Securities Act (17 CFR 230.425)

     [   ]     Soliciting material pursuant to Rule 14a-12(b) under the
               Exchange Act (17 CFR 240.14a-12(b))

     [   ]     Pre-commencement communications pursuant to Rule 14d-2(b)
               under the Exchange Act  (17 CFR 240.14d-2(b))

     [   ]     Pre-commencement communications pursuant to Rule 13e-4(c)
               under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry into a Material Definitive Agreement.

     On April 13, 2005, we amended our Credit Agreement originally dated February 13, 2004 (the "Credit Agreement") and executed an amended and restated promissory note with Bank of Texas, N.A. to extend the termination date of the Credit Agreement to April 13, 2008. We previously extended the Credit Agreement for sixty days in February 2005. As of April 13, 2005, we have no outstanding loans against the credit facility. The amendment increased the amount of short term debt available to us under the Credit Agreement from $2,000,000 to $5,000,000. The short term debt is limited to 75% of the eligible accounts receivable and 10% of the eligible inventory (the inventory coverage is applicable only in the months of December, January and February). The agreement is collateralized by all of our assets and requires, among other things, for us to maintain certain financial performance levels relative to net worth and interest coverage ratio. Interest on outstanding balances accrues at prime less one-half percent and is due quarterly. The prime interest rate at April 13, 2005 was 5.75%.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     See "Item 1.01 - Entry into a Material Definitive Agreement" above.


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                                SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        ADAMS GOLF, INC.


Date:  April 14, 2005                   By:  /s/  ERIC LOGAN
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                                           Eric Logan
                                           Chief Financial Officer